Deloitte & Touche LLP ("D&T") was replaced as the independent registered public accounting firm to Hatteras Master Fund, L.P.
(the "Master Fund") effective upon completion of the services related to the audit for the Master Fund's fiscal year ended March 31, 2016. The Master Fund's Audit Committee participated in, and approved, the decision to change auditors. D&T's reports on the Master Fund's financial statements for the fiscal years ended March 31, 2016 and March 31, 2015 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Master Fund's fiscal years ended March 31, 2016 and March 31, 2015 and through May 31, 2016, (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Master Fund's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On March 16, 2017, the Master Fund by action of its Board of
Trustees upon the recommendation of the Master Fund's Audit
Committee engaged Cohen & Company, Ltd. ("Cohen") as the independent registered public accounting firm to audit the Master
Fund's financial statements for the fiscal year ending March 31, 2017. During the Master Fund's fiscal years ended March 31, 2016 and March 31, 2015 and through May 31, 2016, neither the Master
Fund, nor anyone on their behalf has consulted with Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Master Fund's financial statements; or (ii) concerned the subject of a disagreement
(as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested D&T to furnish it with a letter addressed to the Securities and Exchange Commission stating whether D&T agrees with the statements contained above. A copy of the letter from D&T, dated May 30, 2017 to the Securities and Exchange Commission is filed as an exhibit hereto.